HERMAN MILLER, INC.

OFFICERS' SUPPLEMENTAL RETIREMENT INCOME PLAN
(Effective March 15, 1983)
(As Amended January 21, 1986 and January 19, 1988

and Restated as of March 15, 1988)

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HERMAN MILLER, INC,

OFFICERS' SUPPLEMENTAL RETIREMENT INCOME PLAN
(Effective March 15, 1983)
(As Amended January 21, 1986 and January 19, 1988
and Restated as of March 15, 1988)

I. Purpose

Herman Miller, Inc. has adopted this Officers’ Supplemental Retirement Income Plan for a select group of officers in order to:

A. Increase the overall effectiveness of the Company's executive compensation program so as to attract, retain and motivate qualified senior management personnel; and

B. Provide benefits that are consistent with the particular needs and characteristics of senior management personnel.

II. Definitions

When used herein, the following words shall have the meanings below unless the context clearly indicates otherwise.

A.     Attained Compensation means either of the following:

1. For officers who first become Participants on or after January 21, 1986, Attained Compensation means the average of the highest annual Total Compensation of such a Participant for any five complete calendar years of Credited Service for which the Participant is directly compensated by the Company out of the last ten complete calendar years of such Credited Service prior to his termination of employment with the Company.

2. For all other Participants, Attained Compensation means either:

(a) The highest annual Total Compensation of a Participant for one complete calendar year of Credited Service for which the Participant is directly compensated by the Company out of the last three complete calendar years of Credited Service prior to his termination of employment with the Company, or

(b) The amount defined in subparagraph 1 above, whichever the Participant shall elect,

provided that only Participants who were employed by the Company on January 20, 1986 are entitled to make such election and, provided further, that such election shall be in writing, signed by the Participant, and filed with the Company on or before May 31, 1986. If Participant does not file such an election on or before such date, his or her Attained Compensation shall be as defined in subparagraph (a) above.

B. Basic Retirement Plan means the Herman Miller, Inc. Retirement Income Plan, as amended from time to time.

C. Basic Retirement Plan Benefit means the total annual benefit payable or available immediately upon Retirement under the Basic Retirement Plan computed under the provisions of such plan and described as the "Basic Retirement Income," ignoring any adjustment in the benefit for any optional form of payment.

D. Beneficiary shall have the same meaning as the term does under the Basic Retirement Plan,

E. Board of Directors or Board means the Board of Directors of Herman Miller, Inc. or of any successor corporation.

F. Committee means an Administrative Committee of three or more members who are appointed by the Board of Directors of the Company for the purpose of administering this Plan. A majority of the members of the Committee shall not be eligible to participate in the Plan. At the effective date of this Officers' Supplemental Retirement Income Plan, this committee shall be composed of the same members as the Executive Compensation Committee of the Board of Directors.

G.     Company means Herman Miller Inc. or any successor corporation but does not include any subsidiary companies or any affiliate of Herman Miller, Inc.

H.      Credited Service means years and completed full months of service with the Company defined as "Credited Service" in the Basic Retirement Plan.

I.    Participant means any employee or former employee who meets or has met the eligibility requirements of Article III.

J.    Basic Supplemental Plan Benefit means the annual benefit payable in accordance with this Officers' Supplemental Retirement Income Plan.

K.    Total Compensation means the participant's salary or wages and any other remuneration which constitutes wages subject to tax under Section 310l(a) of the Internal Revenue Code or would be subject to such tax but for (1) the dollar limitations set forth in Section 3121(a)of the Internal Revenue Code; (2)the provisions of Section 40l(k)of the Internal Revenue Code, or (3) deferral of payment under any nonqualified plan of deferred compensation other than this Officers' Supplemental Retirement Income Plan established by the Company.

L.    Retirement means that    time at and after which a Participant begins to receive benefits payable under the Basic Retirement Plan.

III.    Eligibility to Participate

Each of the following officers of the Company shall be a Participant in the Plan:

(a) Chairman, President, Treasurer and any Vice President who presently has, or hereafter achieves, at least 60 consecutive months of employment in any such officer capacity, and presently has, or hereafter achieves, at least ten years of Credited Service with the Company and who is specifically designated by the Board of Directors as a Participant, and

(b) Each such former officer of the Company who, prior to March 15, 1983, was employed in any such officer capacity for 60 consecutive months of employment and had at least ten years of Credited Service with the Company prior to termination of his employment and who is specifically designated by the Board of Directors as a Participant.

IV. Plan Benefits

A.     Computation of Basic Supplemental Benefit

The Basic Supplemental Plan Benefit shall be computed by subtracting the Basic Retirement Plan Benefit from an amount determined by applying the following percentage to the Participant's Attained Compensation. The percentage to be so applied shall be equal to the sum of the following percentages: (1) 2.0% for each year of Credited Service and .167% for each additional month of Credited Service to age 55, (2) 3.0% for each year of Credited Service and .250% for each additional month of Credited Service after attaining age 55 to age 60, and (3) 2.0% for each year of Credited Service and .167% for each additional month of Credited Service after attaining age 60 to age 65; provided, however, that in no event shall the percentage of a Participant's Attained Compensation from which his or her Basic Retirement Plan Benefit is subtracted exceed the percentages set forth below at the Retirement commencement ages set forth opposite such percentages:

Commencement of Retirement at Attained Age of	Maximum Percent of Attained Compensation
55	50
56	53
57	56
58	59
59	62
60	65
61	67
62	69
63	71
64	73
65 or after	75

B. Method and Amount of Payment

1.    A Participant’s benefits under the Plan shall commence and shall terminate at the same time and be paid in the same manner as his or her benefits are paid under the Basic Retirement Plan and shall be subject to actuarial reductions relating to the form of payment (but not as to early Retirement) on the same basis as described in the Basic Retirement Plan depending upon the optional form of payment selected by the Participant.

2. Notwithstanding the foregoing, at the written request of any Participant, the Committee, in its sole and absolute discretion, may determine to pay to a Participant at or after his or her Retirement, as a partial payment of his or her Basic Supplemental Plan Benefit, a lump sum amount in cash equal to one-half the total benefits payable to the Participant under the Plan, actuarially computed, discounted to its present value as of the date of payment, using such actuarial assumptions as are, at that date, employed in computing actuarially equivalent benefits under the Basic Retirement Plan. A Participant's request for such lump sum payment may be made at any time before or after Retirement. Requests made before Retirement shall apply to the total benefits payable to the Participant beginning as of the date of the Participant's Retirement, actuarially computed and discounted as provided above. Requests made after Retirement shall apply to the total benefits which remain payable to the Participant thereafter, actuarially computed and discounted as provided above.

If the Committee, in its discretion, determines to make the lump sum payment as requested by the Participant, if the Participant is then retired, the payment shall be made by the Company not later than thirty (30) days after the date of the Committee's determination; if the Participant is not then retired, payment shall be made within thirty (30) days after the date of the Participant's Retirement. Each determination by the Committee to make or not to make a lump sum payment requested by a Participant shall be final and binding upon the Participant and the Company, provided that if the Committee, in its discretion, determines not to make the lump sum payment as requested, the Committee, in its discretion, may, but shall not be required to, receive and act on similar requests subsequently made by the Participant to the Committee.

C. Death Prior to Retirement

In the event a Participant's employment with the Company is terminated by reason of his or her death and such Participant is survived by a spouse to whom he or she is then and has been married for at least 12 months, the surviving spouse of such Participant shall be entitled to a minimum benefit under this Officers' Supplemental Retirement Income Plan equal to $2,000 per month, less the amount of any monthly benefit payable to such surviving spouse under the Basic Retirement Plan (the "Minimum

Death Benefit"). The Minimum Death Benefit shall commence when such surviving spouse reaches age 55 and shall continue for his or her lifetime. A surviving spouse entitled to the Minimum Death Benefit shall have the right to elect that such benefit commence before he or she attains age 55, but in that event the Minimum Death Benefit shall be reduced as is necessary, based upon actuarial formulae, in order to reflect the increased number of monthly payments which may be paid as a result of payments commencing before age 55 over the number of monthly payments which may be made, had payments not commenced until age 55.

V. Forfeitures of Benefits

Notwithstanding any other provision of this Officers' Supplemental Retirement Income Plan, neither a Participant nor his or her spouse nor any other Beneficiary of the Participant shall receive any benefits hereunder if:

A. The Participant is dismissed from employment with the Company because of his or her personal felonious conduct, unless the Participant acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Company and had no reasonable cause to believe his or her conduct was unlawful.

B. The Participant engages in any activity after his or her employment with the Company terminates which is determined by the Committee to be in competition with the Company or any of its subsidiaries, unless (l) prior to engaging in such activity, the Participant obtains the written consent of the Committee, or (2) after the effective date of this Plan a person, corporation, or other entity or affiliated group acquires, whether by purchase, merger, consolidation or otherwise, a majority of the outstanding voting shares of the Company or all or substantially all of the assets of the Company; or

C. After the effective date of this Plan, the Participant enters into a separate employment contract with the Company or any of its subsidiaries or other affiliates following his or her Retirement date; or

D. The Participant during his or her Retirement fails, for reasons other than death or physical or mental disability, to be available for consultation at the Company's direction for up to 15 hours per month without additional compensation (excluding reimbursement of approved expenses).

Termination of a Participant's employment with the Company for any reason prior to commencement of his or her Retirement shall not, in and of itself, result in any forfeiture of benefits under this Officers' Supplemental Retirement Plan.

VI.    Administration and Claims

The Committee will decide all questions regarding eligibility for benefits hereunder and the amount of such benefits. All decisions of the Committee will be conclusive and binding on all parties.

VII.     Provision of Benefits

This officers' Supplemental Retirement Income Plan will be unfunded. Benefits will be paid only from the general assets of the Company. A Participant's, spouse's or Beneficiary's rights to benefits hereunder shall be only those of an unsecured, general creditor of the Company.

VIII. Government Regulations

It is intended that this Officers' Supplemental Retirement Income Plan will comply with all applicable laws and governmental regulations and the Company shall not be obligated to perform an obligation hereunder in any case where, in the opinion of the Company's counsel, such performance would result in violation of any law or regulation.

IX. Nonassignment

The right to benefits hereunder shall be not assignable and neither the Participant, nor a spouse, nor any designated Beneficiary shall be entitled to have such payments commuted or made otherwise than in accordance with the provisions of this Officers' Supplemental Retirement Income Plan.

X. Amendment or Discontinuance

The Company reserves the right to amend or discontinue this Officer’s Supplemental Retirement Income Plan at any time; provided, however, that no amendment shall operate to deprive any Participant of any right or benefit under this plan. If the company should discontinue this Officer’s Supplemental retirement Income Plan, the total benefit which, but for such discontinuance, would have been paid under the Plan to each person who is at the time of such discontinuance a Participant or who is at the time of such discontinuance receiving or entitled to receive benefits under this Plan shall be actuarially computed and the amounts thus calculated shall be discounted to their present values at the time of such discontinuance using such actuarial assumptions as are, at that date, employed in computing actuarially equivalent benefits under the Basic Retirement Plan. The discounted values thus determined shall be multiplied by two and the resulting amounts shall be immediately payable to the Participant, his or her surviving spouse or other Beneficiary, as the case may be. For purposes of computing future benefits for all non-retired, living Participants, it will be assumed as follows: (1) that all Participants under age 55 would have retired at age 55, without, however, adjusting their actual attained ages, years of Credited Service or Attained Compensation, and that such Participants are entitled to the Basic Retirement Plan Benefit payable on Retirement at age 55 irrespective of any optional form of payment election which may have been made under the Basic Retirement Plan; and (2) that all Participants, who are 55 years of age or older, retired at the time of discontinuance of the Plan at their then attained ages with their then Credited Service and their then Attained Compensation records and are entitled to the Basic Retirement Plan Benefit payable on Retirement at such time irrespective of any optional form of payment election which may have been made under the Basic Retirement Plan. For purposes of computing future benefits with respect to all Participants, surviving spouses or other Beneficiaries, as the case may be, receiving benefits under this Plan immediately prior to the discontinuance of this Plan, the computation shall be made based upon the actual amount and form of payment in effect for each such person.

An amendment to this Officers' Supplemental Retirement Income Plan which excludes any officers of the Company who are not Participants as of the date of such amendment from thereafter becoming Participants shall not be deemed a discontinuance of this Plan.

XI. Contractual Right to Benefits; Enforcement

This Plan establishes a contract between the Company and each Participant in the Plan and vests in each Participant and each Beneficiary a contractual right to the benefits to which he or she is or may become entitled hereunder. Each Participant and each Beneficiary shall have the right to enforce payment by the Company of any and all benefits to which such Participant or Beneficiary is or may become entitled under this Plan. The Company shall pay or reimburse each Participant or Beneficiary for all legal fees, costs of litigation and other expenses incurred by or on behalf of the Participant or the Beneficiary as a result of the Company's neglect or refusal to pay any benefits to which the Participant or a Beneficiary becomes entitled under this Plan, or as a result of the Company's contesting the validity, enforceability or interpretation of the Plan.

XII. Effective Date and Termination of Prior Plan

This Plan which became effective as of March 15, 1983, superseded and replaced the Company's Officers' Supplemental Retirement Income Plan dated November 17, 1981. This Plan, as amended on January 21, 1986 and January 19, 1988, was restated in its entirety as of March 15, 1988, as directed by resolution adopted by the Board of Directors of the Company.

Executed this 15th day of March, 1988.

Herman Miller, Inc.